EXHIBIT 10.29
                              EMPLOYMENT AGREEMENT

              This Employment Agreement (the "Agreement") is made as of this 1st day of January, 1999 by and between KMC TELECOM HOLDINGS, INC., a Delaware corporation with its principal place of business located at 1545 Route 206, Suite 300, Bedminster, N.J. 07921 ("KMC"), and HAROLD N. KAMINE, an individual, residing at 14 Meadow Lane, Lebanon, N.J. 08833 ("Mr. Kamine").

                              W I T N E S S E T H :
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              WHEREAS, KMC is engaged in, among other things, the business of a competitive local exchange carrier providing telecommunications services in Tier III Markets, including but not limited to providing on-net special access and private line and Internet access services and, primarily on a resale basis, switchboard-based local and long distance services; and

              WHEREAS, KMC and Mr. Kamine wish to enter into an agreement pursuant to which Mr. Kamine will continue to serve as the Chairman of the Board of Directors of KMC.

              NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, KMC and Mr. Kamine agree as follows:

              1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

              "BUSINESS" shall mean the business conducted by KMC or a subsidiary, affiliate or joint venturer thereof in the past and as of the date of execution of this Agreement, including business activities under substantial review or in developmental stages, all other business activities which emanate therefrom by a reasonable expansion of the present activities of KMC


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or a subsidiary, affiliate or joint venturer thereof during the Term (as defined in Section 2(a) hereof), and all business activities which may hereafter be developed by KMC or a subsidiary, affiliate or joint venturer thereof, including without limitation: providing telecommunications and data services to business, government and institutional end users and Internet service providers, long distance companies and wireless service providers (including without limitation providing on-net special access and private line and Internet access services, switch-based local and long distance services, Centrex-type, frame relay ISDN and ATM services for applications including LAN-to-LAN interconnect, Internet access, WAN and high speed video conferencing).

              "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, governmental agency or authority, court, tribunal, arbitrator or other entity.

              Wherever from the context it appears appropriate, each word or phrase stated in either the singular or the plural shall include the singular and the plural, and each pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

              2. EMPLOYMENT AND DUTIES.

              (a) EMPLOYMENT AND TERM. KMC hereby agrees to employ Mr. Kamine, and Mr. Kamine hereby agrees to be employed by KMC, as Chairman of the Board of Directors of KMC (the "KMC Board"), upon and subject to the terms and conditions set forth herein. The term of Mr. Kamine's employment hereunder (the "Term") shall become effective as of January 1, 1999 and, unless earlier terminated in accordance with this Agreement, shall continue for a period of four (4) consecutive years, ending on December 31, 2002.

              (b) DUTIES AND RESPONSIBILITIES. As Chairman of the KMC Board, Mr. Kamine shall report and be accountable to the KMC Board. Mr. Kamine shall have such duties



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and responsibilities as may from time to time be assigned by the KMC Board, including without limitation the responsibility and authority to:

                   (i) provide overall strategic and business direction for all aspects of the Business with a view to meeting KMC's short-term and long-term targets;

                   (ii) perform such other duties and responsibilities as are usually attendant upon the Chairman of the Board of Directors; and

                   (iii) assist in planning for and raising of debt or equity financing or capital for KMC or its subsidiaries, affiliates or joint venturers.

              (c) PERFORMANCE OF SERVICES. During the term of his employment hereunder, Mr. Kamine shall

                   (i) perform and discharge, faithfully, diligently and competently the duties and responsibilities assigned to him hereunder to the best of his ability;

                   (ii) devote a reasonable amount (at least fifty percent (50%)) of his time and attention to the performance and discharge of such duties and responsibilities. The parties acknowledge that Mr. Kamine is involved in substantial business activities and personal investment activities unrelated to KMC or the Business, and that he will continue to devote a significant amount of time and attention to such unrelated business activities and personal investment activities to the extent not inconsistent with this Agreement;

                  (iii) not engage, without the prior written approval of KMC, in any activities which interfere or are reasonably likely to interfere with the proper performance and discharge of such duties or responsibilities, other than passive, personal investments in a Person (A) all of whose business or activities are not in competition with the Business; provided that if such Person is engaged in any such business or activity, this clause (A) shall not preclude Mr.



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Kamine from beneficially owning or controlling not more than two percent (2%) of any class of securities issued by such Person which class is registered under
Section 12 of the Securities Exchange Act of 1934, as amended, and (B) in which Mr. Kamine has no managerial or active role; and

                 (iv) if requested by the KMC Board, perform the responsibilities assigned to him hereunder or related services for the benefit of joint venturers, subsidiaries or affiliates of KMC, or other Persons with which KMC may have a business relationship, including without limitation acting as an officer or director thereof.

              (d) PLACE OF EMPLOYMENT. The principal place of employment of Mr. Kamine shall be in or in the vicinity of Bedminster, New Jersey.

              3. COMPENSATION; BENEFITS.

                  As full compensation to Mr. Kamine, KMC shall pay or provide, or cause to be paid or provided, to Mr. Kamine the following compensation and benefits:

              (a) BASE SALARY. Mr. Kamine shall receive base salary (the "Base Salary") at the rate of $450,000 per year which shall be earned by and payable to Mr. Kamine in arrears in consecutive semi-monthly installments, each of which shall be approximately equal, in accordance with KMC's standard payroll practices, as such practices may be amended from time to time.

              (b) BONUS. In addition to the Base Salary, Mr. Kamine shall be entitled to be eligible and considered for a cash bonus or other consideration from time to time in the sole discretion of the KMC Board.

              (c) GROUP PLANS. Mr. Kamine shall be eligible to participate, on terms and conditions at least comparable with all other senior executives of KMC, in (i) KMC's 401(k)



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plan for salaried employees of KMC, subject to eligibility requirements thereof,
(ii) KMC's group life, medical, dental, hospitalization or accident/disability insurance plans and health programs, but in all events, subject to applicable terms of the plans and (iii) any other benefits generally accorded to employees of KMC.

              (d) REIMBURSEMENT OF EXPENSES. KMC shall pay or reimburse Mr. Kamine for all ordinary, necessary, reasonable and proper expenses (including the use of an automobile) actually incurred or paid by him during the Term in the performance and discharge of his duties and responsibilities under this Agreement in accordance with the policies and procedures established by KMC from time to time. As part of such policies and procedures, the KMC Board may from time to time require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period. Mr. Kamine will not incur expenses other than in accordance with KMC's policies and procedures both as to the nature and amount of such expenses.

              4. KEY MAN LIFE POLICY.

              In addition to any life insurance policy provided by KMC for the benefit of Mr. Kamine pursuant to Section 3, KMC shall be permitted, at its own expense, to maintain a "key man life insurance policy", in such amount and on such terms as KMC shall in its sole discretion determine, on the life of Mr. Kamine for so long as this Agreement remains in effect. Mr. Kamine shall fully cooperate with and assist KMC in obtaining or maintaining any such insurance, including without limitation submitting to medical examinations and providing information to insurance brokers, agents or carriers. Any proceeds from any such "key man" policy shall be payable solely to KMC; Mr. Kamine, his legal representatives, heirs, successors,



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assigns and beneficiaries shall have no rights with respect thereto. Mr. Kamine represents and warrants that to the best of his knowledge he is in good health and has no reason to believe that such insurance will not be available to KMC at standard rates.

              5. REPRESENTATIONS AND WARRANTIES BY MR. KAMINE.

              Mr. Kamine hereby represents and warrants, the same being part of the essence of this Agreement, that he is not, and during the Term will not be, a party to any agreement, contract or understanding, and that he has no knowledge of any physical or mental illness, condition, impairment, restriction or incapacity, which in any way restrict or prohibit him from undertaking or performing or discharging any of his duties and responsibilities under this Agreement.

              6. TERMINATION.

              (a) This Agreement, and Mr. Kamine's employment, shall terminate prior to the scheduled termination date set forth in SECTION 2(A) hereof upon the following terms and conditions:


                      (i) If Mr. Kamine dies or becomes permanently disabled, this Agreement shall terminate effective upon his death or when his Disability (as hereinafter defined) is deemed to have become permanent. If Mr. Kamine is unable to perform his normal duties for KMC and/or its subsidiaries, affiliates or joint venturers because of Disability for a period of at least 90 consecutive days, or for shorter periods totaling more than 120 days during any period of 365 or fewer consecutive days for the same cause, the KMC Board may at its option deem such Disability to have become permanent. For purposes of this Agreement, the term "Disability" shall mean the physical or mental illness, condition, impairment, restriction or incapacity of Mr. Kamine, such that Mr. Kamine shall be substantially unable to perform and



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discharge his duties and responsibilities under this Agreement, as certified by a physician, psychiatrist or other medical practitioner satisfactory to KMC if KMC so requests.

                      (ii)   KMC may terminate this Agreement for Cause
(as defined below), by notice to KMC. The term "Cause" shall mean any of the following: (A) Mr. Kamine commits malfeasance towards KMC and/or any of its subsidiaries, affiliates or joint venturers (including without limitation misappropriation of funds, acts of fraud or dishonesty, or a material violation of corporate policy), or is convicted of any crime or offense involving dishonesty, or improper taking of monies or other property, or any felony offense, or any crime of moral turpitude, or commits fraud or embezzlement, or any other violation of law which materially impairs his ability to perform and discharge his duties or responsibilities hereunder or which otherwise materially adversely affects KMC and/or its subsidiaries, affiliates or joint venturers;
(B) Mr. Kamine has breached any of his duties to KMC and/or its subsidiaries, affiliates or joint venturers or otherwise violated any other material provision of this Agreement or has made a misrepresentation which breach, violation or misrepresentation adversely affects the business of KMC and/or its subsidiaries or affiliates or joint venturers and, if such breach, violation or misrepresentation can reasonably be expected to be cured within 10 days, such breach, violation or misrepresentation has not been cured to KMC's satisfaction within 10 days after it notifies Mr. Kamine thereof; or (C) Mr. Kamine has neglected or failed to discharge any of his material duties or responsibilities under this Agreement or failed to obey appropriate directions from KMC and/or its subsidiaries, affiliates or joint venturers consistent with this Agreement, and if such neglect or failure can reasonably be expected to be cured within 10 days, such neglect or failure has not been cured to KMC's satisfaction within 10 days after it notifies Mr. Kamine thereof.



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                      (iii)  Mr. Kamine may terminate this Agreement by notice
to KMC if KMC has breached any of its material duties to Mr. Kamine or otherwise violated any other material provision of this Agreement or has made a material misrepresentation which breach, violation or misrepresentation adversely affects Mr. Kamine and, if such breach, violation or misrepresentation can reasonably be expected to be cured within 10 days, such breach, violation or misrepresentation has not been cured to Mr. Kamine's satisfaction within 10 days after he notifies KMC thereof.

              (b) Upon any termination pursuant to this SECTION 6, all rights of Mr. Kamine under this Agreement shall cease to be effective as of the date of termination, Mr. Kamine shall be removed from his position and Mr. Kamine shall have no right to receive any payments or benefits hereunder except for (i) installments of Base Salary which have been earned in accordance with SECTION 3(A) hereof up to the effective date of such termination, (ii) reimbursement of ordinary, reasonable and necessary expenses incurred in accordance with SECTION 3(F) hereof up to the effective date of such termination and (iii) if the termination is pursuant to SECTION 6(A)(I) or Section 6(A)(III), KMC shall pay to Mr. Kamine a severance payment in an amount equal to the lesser of (A) two times the annual Base Salary and (B) the aggregate unpaid Base Salary which would have been paid to him during the remaining balance of the Term after his termination became effective had he remained employed by KMC for the originally scheduled duration of the Term as set forth in SECTION 2(A), subject to a minimum of one-half of the annual Base Salary. One-half of any severance payment pursuant to SECTION 6(B)(III) will be payable in a lump sum on the date the termination becomes effective, with the balance being payable in arrears in approximately equal consecutive semi-monthly installments in accordance with KMC's standard payroll practices, as such practices may be



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amended from time to time, over the period beginning on KMC's first payroll payment date after the termination becomes effective and ending on the earlier of (x) the first anniversary of such date and (y) December 31, 2002.

              7. ASSIGNABILITY; SUCCESSORS. The obligations of Mr. Kamine hereunder are personal and may not be delegated, assigned or transferred by him to any Person in any manner whatsoever. Any such purported delegation, assignment or transfer shall be null and void. This Agreement may be assigned by KMC to any parent, subsidiary or affiliate of KMC or any Person which succeeds to the business of KMC, if the obligations of KMC hereunder are expressly assumed by, and shall be binding upon such Person, and such Person is or will then be engaged in the Business. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the legal representatives, heirs and permitted successors and assigns of the parties hereto.

              8. WITHHOLDING. All payments made by KMC under this Agreement shall be net of any tax or other amounts required to be withheld by KMC under any applicable law or legal requirement.

              9. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement constitutes the entire agreement of KMC and Mr. Kamine with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter, except for (to the extent not inconsistent with this Agreement) stock options granted in connection with KMC's Stock Option Plan and stock option agreements entered in connection therewith. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by both parties. No failure or delay of KMC in exercising any right or remedy under this



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Agreement or at law or equity shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or remedy, or any abandonment or discontinuance of steps to enforce such a right or remedy, preclude any other or further exercise thereof or the exercise of any other right or remedy.

              10. NOTICES. Any notice, request or communication required or permitted to be given hereunder shall be deemed to have been properly given if it is given in writing and is delivered personally or sent by registered or certified mail, return receipt requested. If to Mr. Kamine, such notice shall be sent to him at the address set forth in the first paragraph hereof. If to KMC, such notice shall be directed to the attention of Harold N. Kamine at the address of KMC set forth in the first paragraph hereof, with a copy to Merrill
B. Stone, Esq., Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178. Either party may change the address to which notices, requests or communications are to be directed by a notice to the other party in accordance with this Section 10.

              11. SEVERABILITY. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, KMC and Mr. Kamine hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

              12. GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAW (EXCLUDING PRINCIPLES OF CONFLICTS OF LAW


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TO THE EXTENT APPLICATION THEREOF WOULD RESULT IN THE APPLICATION OF THE LAWS OF
ANOTHER JURISDICTION) OF THE STATE OF NEW JERSEY.

              13. COUNTERPARTS. This Agreement may be executable in counterparts, each of which, for all purposes, shall be deemed an original.

              14. AMBIGUITY IN DRAFTING. Each party shall be deemed to have participated equally in the drafting of this Agreement and any ambiguity in this Agreement shall not be construed against any purported author thereof. Mr. Kamine acknowledges that he is capable of evaluating the merits of entering into this Agreement from a professional and financial perspective and has been given the opportunity to make such inquiries and investigations as Mr. Kamine has deemed appropriate under the circumstances and that, at all times during the course of the negotiations and execution of this Agreement, Mr. Kamine has been advised by counsel.

              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


EMPLOYEE                            EMPLOYER

                                    KMC TELECOM HOLDINGS, INC.


                                    By:
                                       -----------------------------------------

                                    Title:
------------------------------------      --------------------------------------
        Harold N. Kamine





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